WI, INC.

                                                            10011 Meadowglen
                                                            Houston, Texas 77042
                                                            P.O. Box 1147
                                                            Houston, Texas 77251
                                                            Tel 713-972-6800
                                                            Fax 713-972-6801

January 22,1997

CONFIDENTIAL

Vaalco Energy, Inc.
Vaalco Energy (Gabon), Inc.
Vaalco Gabon (Etame), Inc.

Attention: Virgil A. Waiston, Chief Operating Officer

Gentlemen:

This letter is intended to summarize the principal terms of a proposal by WI, Inc. ("WI") regarding the possible acquisition of an undivided sixty-five percent (65%) interest in the production sharing contract dated July 7, 1995 (the "PSC") for the Etame Permit (the "Contract Area") entered into between the Republic of Gabon (the "State"), of the first part, and Vaalco Gabon (Etame), Inc. ("Vaalco Etame") and Vaalco Energy (Gabon), Inc. ("Vaalco Gabon"), of the second part (the "Proposed Transaction"). Vaalco Etame and Vaalco Gabon are wholly-owned subsidiaries of Vaalco Energy, Inc. ("Vaalco Energy", Vaalco Etame. Vaalco Gabon and Vaalco Energy are sometimes collectively referred to in this letter as the "Vaalco Parties").

If this proposal is acceptable to the Vaalco Parties, this letter will evidence the mutual intentions of the Vaalco Parties, on the one part, and of WI, on the other part, to proceed diligently to negotiate the terms and conditions of a participation agreement (the "Participation Agreement")and a joint operating agreement (the "JOA") pursuant to which WI would acquire an undivided sixty-five percent (65%) interest in the PSC and the parties would explore for hydrocarbons in the Contract Area (the Participation Agreement and the JOA, collectively the "Definitive Agreements").

Based on the information currently known to WI, it is proposed that the Definitive Agreements include the following terms:

1.1 ACQUISITION OF WI PARTICIPATING INTEREST. Upon the execution of the Participation Agreement, WI would acquire an undivided sixty-five percent (65%) interest in the PSC (the "WI Participating Interest"). The manner in which WI would acquire the WI Participating Interest would either be pursuant to (a) an assignment to WI by Vaalco Etame and Vaalco Gabon of an undivided sixty-five percent (65%) in the PSC (the "Assignment"), (b) the acquisition by WI of all of the shares of Vaalco Gabon which would have been confirmed by the State at the time of the acquisition as owning an undivided sixty-five percent (65%) interest in the PSC (the "Stock Purchase") or (c) such other manner as may be determined by WI based on advice from legal counsel. The Participation Agreement would provide for Vaalco Etame and Vaalco Gabon to reimburse to WI all sums paid by WI under the Participation Agreement, the JOA and the PSC, including all amounts paid by WI for the Seismic Program as described in paragraph 1.4 below, should, in the case of the Assignment, the State fail to grant all necessary approvals as may be required or deemed appropriate to make fully effective the Assignment in which case WI would reassign to Vaalco Etame and Vaalco Gabon the WI Participating Interest or, in the case of the Stock Purchase, the State fail to have confirmed in writing that Vaalco Gabon owns an undivided sixty-five percent (65%) interest in the PSC. The manner in which WI would acquire the WI Participating Interest shall be determined in the sole discretion of WI. The appropriate company on behalf of WI would be responsible for the WI Participating Interest share of the commitment set forth in Article 46.2 of the PSC.

1.2. CONSIDERATION. For and in consideration of the assignment to WI of WI's Participating Interest, WI would pay for all of the costs required to conduct 2D and 3D seismic acquisition and processing programs over the Contract Area sufficient to satisfy the Contractor's seismic obligation set forth in Section
4.1 of the PSC (the "Seismic Program") and for eighty percent million seven hundred thousand dollars ($4,700,000) incurred to drill to targeted depth and log the first exploratory well in the Contract Area (the "First Well"). The parties estimate that the cost of the Seismic Program would not exceed three million five hundred thousand ($3,500,000). Any costs incurred for the First Well above four million seven hundred thousand dollars ($4,700,000) would be borne and paid by the parties in accordance with their respective participating interests in the PSC in the manner provided in the JOA. Upon approval of an AFE for the First Well, each of WI, Vaalco Etame, Vaalco Gabon, Petrofields Exploration and Development Co., Inc. ("Petrofields")and Alcorn Petroleum and Minerals Corporation ("APMC") would deposit into an interest bearing joint account administered by the operator and opened at a bank agreed to by the parties its participating interest share of an amount no less than one hundred ten percent (110%) of the cost of the First Well as defined by the AFE. Withdrawals from the joint account would require signatures of authorized representatives of parties holding a majority of the interest in the PSC and would be applied by the operator to pay for WI's, Vaalco Etame's (and Vaalco Gabon's if WI acquires the WI Participating Interest by Assignment), Petrofields' and APMC's share of the costs of the First Well. All indirect charges which would be subject to cost recovery under the PSC and the JOA and would be incurred by the party designated as operator under the JOA would be borne by each party in accordance with its participating interest in the PSC. All indirect charges which would not eligible for cost recovery under the PSC and JOA would be borne by the party which incurs the charge. Default by any party of its financial or other material obligations under the Definitive Agreements or the PSC would subject its participating interest in the PSC to forfeiture in accordance with the JOA.

1.3 TERMINATION OF PREVIOUS ASSIQNMENTS. As a condition to the acquisition by WI of the WI Participating Interest, prior to the execution of the Definitive Agreements, Vaalco, Petrofields and APMC would execute such documentation as is necessary and appropriate and in forms acceptable to WI to cause the forty-nine percent (49%) participating interest in the PSC previously assigned to Petrofields and seven and one-half percent (7.5%) of the forty-nine percent (49%) participating interest in the PSC previously assigned to APMC to be reassigned to Vaalco Gabon and Vaalco Etame including, but not limited to, agreements to terminate respectively that certain Heads of Agreement dated June 28, 1995 between Vaalco and Petrofields and that certain agreement dated August
29. 1995 between Petrofields and APMC (the "Reassignment Agreements").

1.4. SEISMIC ACQUISITION. It is acknowledged by the parties that the Seismic Program could commence prior to the execution by the parties of the Definitive Agreements and the acquisition by WI of the WI Participating Interest. WI is willing to allow the Seismic Program to commence and to accept responsibility for paying the costs of the Seismic Program, provided that, as security to WI for expending the funds prior to the execution of Definitive Agreements and the acquisition of the WI Participating Interest, (i) WI would be the sole owner of the seismic data until the execution by the parties of the Definitive Agreements and (ii) Vaalco Energy would enter into a promissory note and a stock pledge agreement in forms acceptable to WI pursuant to which Vaalco Energy would evidence the debt to WI of the cost of the Seismic Program and pledge to WI sixty-five percent (65%)of all of the issued and outstanding shares of Vaalco Gabon and Vaalco Etame. The ownership of the seismic data would remain with WI and the promissory note and stock pledge agreement would continue in force until
(a) the execution of the Definitive Agreements and the acquisition by WI of the WI Participating Interest or (b) WI is reimbursed all sums paid by WI under the Participation Agreement, the JOA and the PSC, including all amounts paid by WI for the Seismic Program, should WI fail to acquire the WI Participating Interest for the reasons described in paragraph 1.1 of this letter. Upon the occurrence of (a) or (b) of this paragraph, the ownership of the seismic data would be transferred to each party holding a participating interest in the PSC and the promissory note and stock pledge agreement would be terminated.

1.5. JOINT OPERATING AGREEMENT. A JOA based on the AIPN (Association of International Petroleum Negotiators) form would govern the rights and obligations of all parties owning a participating interest in the PSC. The JOA would be separately executed by the parties concurrently with the execution of the Participation Agreement and filed with the State for its review, approval and execution. All decisions to be made by the parties under the JOA until the completion or plugging and abandoning of the First Well would require the consent of WI. Thereafter, all decisions made by the parties under the JOA would require the consent of two (2) or more parties holding collectively a majority of the participating interest in the PSC. Vaalco Etame would be designated as the operator for the Seismic Program and the First Well. Thereafter, the designation of operator would be determined in accordance with the voting provisions specified in the JOA. WI would be designated as technical advisor for the Seismic Program and would instruct Vaalco Etame, as operator, on the amount of data to be acquired and the specifications pursuant to which the Seismic Program would be conducted. Cost Oil attributed to cost recovery for the direct costs incurred for the Seismic Program would be allocated solely to WI. Eighty percent (80%) of the Cost Oil attributed to cost recovery for the first four million seven hundred thousand dollars (S4,700,000) of direct costs incurred for the First Well would be allocated to WI. Transfer by any party of its participating interest in the PSC would be subject to a right of first negotiation in favor of the other parties.

1.6. OTHER TERMS OF DEFINITIVE AGREEMENTS. The Definitive Agreements would contain comprehensive representations, warranties, covenants and indemnities of the Vaalco Parties and WI as are customary in such transactions of this kind and such other terms as may be deemed necessary and advisable by the parties. In addition, the Definitive Agreements would contain terms and provisions relating to the following:

        (a) all tax liabilities related to periods prior to the Closing of the Proposed Transaction and any tax (whether income, sales, use tax or otherwise and federal, state or foreign) consequences arising from the Proposed Transaction would be for the account of Vaalco Gabon and Vaalco Etame or Vaalco Energy; and

        (b) the closing of the Proposed Transaction would be on or before February 28, 1997, or such other date and time as may be agreed to by the parties.

2. CONDITIONS OF PROPOSED TRANSACTION. The Proposed Transaction outlined in this letter would be subject to: (i) the negotiation and execution of the Definitive Agreements; (ii) in the case of a Stock Purchase, satisfactory completion of WI's due diligence concerning the business and assets of the Vaalco Gabon; (iii) the approvals of the respective Boards of Directors of the Vaalco Parties and the Board of Directors of WI of the Proposed Transaction; (iv) the approvals of the respective Boards of Directors of Petrofields and APMC of the execution of the Reassignment Agreements; (v) the receipt by WI of fully executed Reassignment Agreements; and (vi) such other matters as may be agreed by WI and the Vaalco Parties.

3.   IMMEDIATE ACTIONS. Upon acceptance by the Vaalco Parties of this letter:

        (a) the Vaalco Parties shall conduct the business of the Contractor under the PSC in the ordinary course and refrain from any extraordinary transactions with respect to the PSC or any operations thereunder without the prior consent of WI;

        (b) Vaalco Etame and Vaalco Gabon covenant that they will not either alone or together assign, transfer, sell or pledge any rights or interests in the PSC which would prevent, restrict or encumber WI's acquisition of the WI Participating Interest;

        (c) upon notification to Vaalco Energy by WI that WI elects to acquire the WI Participating Interest by a Stock Purchase, Vaalco Energy shall cause a firm of nationally recognized independent public accountants to conduct an audit of the financial statements of Vaalco Gabon for the period from incorporation of Vaalco Gabon and December 31, 1996, and provide to WI a copy of such audited financial statements promptly upon receipt thereof by Vaalco Gabon;

        (d) representatives of WI shall have full and free access to the properties, contracts, books and records, and all other documents and data regarding the PSC and the Contract Area, and shall begin a due diligence review of the financial condition, prospects, properties, contracts, books and records and all other documents and data of the PSC and the Contract Area satisfactory to WI; and

        (e) WI shall commence the preparation of initial drafts of the Participation Agreement and the JOA.

4. EXCLUSIVITY. WI and the Vaalco Parties will proceed diligently to negotiate the terms and conditions of the Definitive Agreements during the period of sixty
(60) days following the date of acceptance of this proposal by the Vaalco Parties. Upon the acceptance of the proposal set forth in this letter by the Vaalco Parties, the Vaalco Parties agree that they will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, consider, discuss, or accept any proposal of any other person relating to the acquisition of the WI Participating Interest, in whole or in part, whether directly or indirectly. through purchase, merger, consolidation, or otherwise unless and until negotiations hereunder shall have terminated. Vaalco Energy will immediately notify WI regarding any contact between the Vaalco Parties or any of their representatives and any other person regarding any such offer or proposal or any related inquiry. Likewise, Petrofields and APMC agree to comply with the provisions of the two previous sentences with respect to their respective participating interests in the PSC which they hold. After the expiration of sixty (60) days, either WI or the Vaalco Parties may terminate negotiations hereunder by giving written notice of termination to the other unless the Seismic Program has commenced in which case only WI shall be entitled to terminate negotiations hereunder.

5. PUBLIC STATEMENTS. Except as may be required by applicable securities laws and stock exchange regulations, WI, the Vaalco Parties, Petrofields and APMC shall not, without the prior written consent of the others, disclose or publicize the transaction contemplated by this letter, the fact that WI and the Vaalco Parties have executed this letter and are negotiating with respect to the Proposed Transaction, other than to their respective counsel, public accountants, financial advisors, or key personnel of WI, the Vaalco Parties, Petrofields and APMC who are participating in evaluation of the Proposed Transaction. Any proposed disclosure in connection with a filing with the Securities and Exchange Commission and any other disclosures required pursuant to applicable laws or regulations shall, to the extent reasonably practicable, be coordinated among WI and the Vaalco Parties prior to disclosure.

6. BROKERS' OR FINDERS' FEES. Each of WI and the Vaalco Parties represent and warrant to the other that no broker or finder has been or shall be utilized in connection with the Proposed Transaction, that, to the best of their respective knowledge, no person is or shall be entitled to any fee, commission or similar compensation for effecting or assisting in the consummation of the Proposed Transaction, and, further, each is not aware of any claim or the basis for any claim by a third party for any such fee, commission or compensation.

7. COSTS AND EXPENSES. Each of WI, the Vaalco Parties, Petrofields and APMC shall bear and be solely responsible for its respective costs and expenses incurred in connection with pursuing or consummating the Proposed Transaction.

8. NATURE OF PROPOSAL. Except for the obligations established in paragraphs 1.4, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 which are binding on the parties (the "Binding Provisions"), this letter constitutes a nonbinding letter of intent and not a contract, agreement or valid and enforceable offer, express or implied, binding on any of the parties, and neither the signing, delivery nor acceptance of this letter shall create any obligations of any party. This letter is only a statement of intention which sets forth the basis for the negotiation, preparation and consummation of the Definitive Agreements described in this letter.

9. NO LIABILITY. Except as expressly provided in the Binding Provisions, no past or future action, course of conduct, or failure to act relating to the Proposed Transaction, or relating to the negotiation of the terms of the Proposed Transaction, will give rise to or serve as a basis for any obligation or other liability on the part of the Vaalco Parties or WI.

10. GOVERNING LAW. Irrespective of the place of execution by the parties hereto, this letter shall be construed according to the laws of the State of Texas, the United States of America which laws shall govern the validity and interpretation of the provisions hereof and the transactions contemplated hereby, without application of its conflict of laws principles.

11. FURTHER ASSURANCE. The parties undertake to use all reasonable endeavors to obtain consents, approvals and waivers.

12. ENTIRE AGREEMENT. The Binding Provisions constitute the entire agreement between the parties, and supersede all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties.

13. COUNTERPART AND FACSIMILE EXECUTION. This letter may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original. This letter may also be executed and delivered by exchange of facsimile transmissions of originally executed copies, provided that an originally executed copy is promptly delivered to each party.

If the proposal outlined in this letter is an acceptable basis for the negotiation, preparation and execution of Definitive Agreements setting forth the Proposed Transaction described in this letter, please have this original letter and the five (5) enclosed copies of this letter signed on behalf of the Vaalco Parties, Petrofields and APMC where indicated below and return one (1) fully executed copy to WI.

Sincerely,

WI, INC.
By:/s/GERALD M. GILBERT
      Gerald M. Gilbert, Executive Vice President

Accepted and agreed to this
22 day of January, 1997.

VAALCO ENERGY, INC.

By:/s/VIRGIL A. WALSTON
Title:Vice Chairman

Accepted and agreed to this
22 day of January, 1997.

VAALCO ENERGY (GABON), INC.

By:/s/W. RUSSELL SCHEIRMAN
Title:President


Accepted and agreed to this
22 day of January, 1997.

VAALCO GABON (ETAME), INC.

By:/s/W. RUSSELL SCHEIRMAN
Title:President

        The undersigned, Petrofields Exploration and Development Co., Inc. and Alcorn Petroleum and Minerals Corporation, hereby consent and agree to be bound by the obligations established in paragraphs 1.2, 1.3, 1.4, 1.5, 2(iv), 2(v), 4, 5, 7, 10 and 13 of this letter.

Accepted and agreed to this
___day of January__, 1997.

PETROFIELDS EXPLORATION AND DEVELOPMENT CO., INC.

By:______________________________

Title:___________________________

Accepted and agreed to this
___day of January___, 1997

ALCORN PETROLEUM AND MINERALS CORPORATION By:

By:_____________________________

Title:__________________________

Accepted and agreed to this
22 day of January, 1997.

VAALCO ENERGY (GABON), INC.

By:/s/W. RUSSELL SCHEIRMAN
Title:President

Accepted and agreed to this
22 day of January, 1997.

VAALCO GABON (ETAME), II',lC.

By:/s/W. RUSSELL SCHEIRMAN
Title:President

        The undersigned, Petrofields Exploration and Development Co., Inc. and Alcorn Petroleum and Minerals Corporation, hereby consent and agree to be bound by the obligations established in paragraphs 1.2, 1.3, 1.4, 1.5, 2(iv), 2(v'l, 4, 5, 7, 10 and 13 of this letter.

Accepted and agreed to this
31ST day of January___, 1997

PETROFIELDS EXPLORATION AND DEVELOPMENT CO., INC.

By:Unreadable Signature
Title:President

Accepted and agreed to this
31ST day of January___, 1997

ALCORN RETROLEUM AND MINERALS CORPORATION

By:Unreadable Signature
Title:Vice-President